FINCO, INC.

             SENIOR SECURED NOTES DUE FEBRUARY 28, 2002

                       WAIVER NO. 1 TO NOTE AGREEMENT

                            RITE AID CORPORATION

                 WAIVER NO. 1 TO GUARANTY AGREEMENT


                                               As of January 10, 2000


The Prudential Insurance Company of America
1114 Avenue of the Americas -- 30th Floor
New York, New York 10036

Pruco Life Insurance Company
One Gateway Center, 11th Floor
7-45 Raymond Boulevard West
Newark, New Jersey  07102-5311


Ladies and Gentlemen:


      FINCO, INC. (hereinafter "FINCO"), a Delaware corporation, and RITE AID CORPORATION (hereinafter "RITE AID", and, together with Finco, collectively, the "COMPANIES") (together with their successors and assigns) agree with you as follows:

1.    PRELIMINARY STATEMENTS.

      1.1.  NOTE ISSUANCE, ETC.

      Finco issued and sold $79,560,908.91 aggregate principal amount of its Senior Secured Notes due February 28, 2002 (as may be amended, restated or otherwise modified from time to time, the "NOTES") pursuant to a Note Agreement dated September 30, 1996 (as previously amended pursuant to Amendment No. 1 to Note Agreement dated as of October 25, 1999, and Amendment No. 2 to Note Agreement dated as of December 2, 1999, the "NOTE AGREEMENT"). Rite Aid has entered into a Guaranty Agreement, also dated as of September 30, 1996 (as previously amended pursuant to Amendment No. 1 to Guaranty Agreement dated as of October 25, 1999, and Amendment No. 2 to Guaranty Agreement dated as of December 2, 1999, the "RITE AID GUARANTY") with the Noteholders, whereby in consideration of the purchase of the Notes it unconditionally and absolutely guaranteed Finco's performance of its obligations under the Note Agreement.

2.    DEFINED TERMS.

      The following term, as used herein, has the following meaning:

      "PUBLIC DEBT" means debt securities of Rite Aid issued pursuant to an indenture qualified under (or in form suitable for qualification under) the Trust Indenture Act of 1939, as amended.

      All other capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Note Agreement.

3.    WAIVERS.

      Subject to Sections 4 and 5 hereof, the Noteholders hereby waive certain provisions of each of the Note Agreement and the Rite Aid Guaranty as provided for by this Waiver No. 1 to Note Agreement and Waiver No. 1 to Guaranty Agreement (collectively, this "WAIVER AGREEMENT") in the manner specified in Exhibit A. The waivers referred to herein are referred to herein, collectively, as the "WAIVERS".

4.    CONDITIONS TO WAIVERS.

      The Waivers granted pursuant to Section 3 hereof are subject to the following conditions:

      (a) Rite Aid shall deliver to the Noteholders the following items on or prior to the dates specified below:

            (i) a monthly forecast of cash receipts and disbursements for each month, commencing with February, 2000, no later than the first day of each month in respect of such forecast;

            (ii) a monthly reconciliation of actual cash receipts and disbursements to the forecast for such month delivered pursuant to clause (i) of this Section 4(a), no later than the 25th day of the next succeeding month;

            (iii) a weekly sales report for each week, commencing with the week ending January 8, 2000, no later than the 4th day following the last day of the week in respect of which such sales report is to be delivered;

            (iv) an operating forecast for each month in the fiscal year ending on or closest to February 28, 2001, no later than March
      31, 2000; and

            (v) a monthly reconciliation of actual operating results for each month specified in the operating forecast delivered pursuant to clause (iv) of this Section 4(a) to the budget for such month, no later than the 30th day of the next succeeding month, and

      (b) Rite Aid shall not directly or indirectly, make or agree to make any payment to or for the account of any holder of Public Debt, or any trustee or other representative of any such holder, on account of principal of, interest on or fees in respect of such Public Debt, except as required by the terms of such Public Debt as in effect on the date hereof.

5.    REPRESENTATIONS AND WARRANTIES OF THE
      COMPANIES.

      To induce you to enter into this Waiver Agreement and to consent to the Waivers, the Companies, jointly and severally, represent and warrant as follows:

5.1.  ORGANIZATION, POWER AND AUTHORITY, ETC.

      The Companies are corporations duly incorporated and validly existing in good standing under the laws of their respective jurisdictions of incorporation and have all requisite corporate power and authority to enter into and perform their respective obligations under this Waiver Agreement.

5.2.  LEGAL VALIDITY.

      The execution and delivery of this Waiver Agreement by each of the Companies and compliance by them with their obligations hereunder: (a) are within the corporate powers of the respective Companies; and (b) are legal and do not conflict with, result in any breach of, constitute a default under, or result in the creation of any Lien upon any Property of either Company under the provisions of: (i) any charter instrument or bylaw to which either Company is a party or by which either Company or any of its Property may be bound; (ii) any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to either Company or its Property; or (iii) any agreement or instrument to which either Company is a party or by which either Company or any of its Property may be bound or any statute or other rule or regulation of any Governmental Authority applicable to either Company or its Property, except where such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect.

      This Waiver Agreement has been duly authorized by all necessary action on the part of the Companies, has been executed and delivered by a duly authorized officer of the Companies, and constitutes a legal, valid and binding obligation of each of the Companies enforceable in accordance with its terms, except that enforceability may be limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors' rights generally and subject to the availability of equitable remedies.

6.    EFFECTIVENESS OF WAIVERS.

      The Waivers shall become effective on such date (the "EFFECTIVE
DATE") as

      (i) the Companies and the Noteholders shall have indicated their written consent to the Waivers by executing and delivering to each other counterparts of this Waiver Agreement, and

      (ii) the Noteholders shall have received evidence satisfactory to them that substantially identical waivers to any covenant requiring delivery of financial statements or reports set forth in any other agreement obligations under which are secured by the Collateral (as such term is defined in the Amended and Restated Credit Agreement dated as of October 25, 1999 and amended as of December 2, 1999) shall have become or shall simultaneously herewith become effective.

7.    EXPENSES.

      Whether or not the Waivers become effective, the Companies will promptly (and in any event within thirty days of receiving any statement or invoice therefor) pay all fees, expenses and costs relating to this Waiver, including, but not limited to, the reasonable fees of your special counsel, Bingham Dana LLP, incurred in connection with the preparation, negotiation and delivery of the Waiver Agreement and any other documents related thereto. Nothing in this Section shall limit the Companies' obligations pursuant to paragraph 10B of the Note Agreement and Section 6.1 of the Rite Aid Guaranty.

8.    MISCELLANEOUS.

      8.1.  COUNTERPARTS.

            This Waiver Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

      8.2.  GOVERNING LAW.

            THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN NEW YORK.

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            If you are in agreement with the foregoing, please so indicate by signing the acceptance below on the accompanying counterpart of this agreement and returning it to the Companies, whereupon it will become a binding agreement among you and the Companies.



                                                FINCO, INC.



                                                BY:__________________________
                                                   NAME:
                                                   TITLE:



                                                RITE AID CORPORATION



                                                BY:__________________________
                                                   NAME:
                                                   TITLE:



      The foregoing Waiver Agreement is hereby accepted as of the date first above written.


                                                THE PRUDENTIAL
                                                INSURANCE COMPANY
                                                OF AMERICA



                                                BY:__________________________
                                                   NAME:
                                                   TITLE:



                                                PRUCO LIFE
                                                INSURANCE COMPANY



                                                BY:__________________________
                                                   NAME:
                                                   TITLE:



                                 EXHIBIT A

                                  WAIVERS


            1.    LIMITED WAIVERS TO RITE AID GUARANTY.

            The Noteholders hereby waive, for the limited period provided herein, any default arising under the Rite Aid Guaranty as a result of Rite Aid's failure to comply with the requirements under Section 5.1(a), Section 5.1(b), Section 5.1(c) or Section 5.1(d) of the Rite Aid Guaranty that Rite Aid deliver to the Noteholders the financial statements referred to in
Section 5.1(a) or Section 5.1(b) of the Rite Aid Guaranty and the related officer's certificate and statement of Rite Aid's independent accountants referred to in Sections 5.1(c) and 5.1(d) of the Rite Aid Guaranty, such Waivers to be effective solely for the period commencing on January 11, 2000 and ending on July 11, 2000. This Waiver shall be limited precisely as written, and shall not extend to any delivery requirement under Section 5.1(a), Section 5.1(b), Section 5.1(c) or Section 5.1(d) of the Rite Aid Guaranty during any other period.



            2.    WAIVERS TO NOTE AGREEMENT.

            The Noteholders hereby waive any Default that would arise under
(a) Section 6(iv) due solely to Rite Aid's failure to deliver to the Noteholders the financial statements referred to in Section 5.1(a) or
Section 5.1(b) of the Rite Aid Guaranty and the related officer's certificate and statement of Rite Aid's independent accountants referred to in Sections 5.1(c) and 5.1(d) of the Rite Aid Guaranty and (b) Section 6(vi) of the Note Agreement solely by reason of a default under any Public Debt as a result of the failure of Rite Aid to file or deliver financial statements or reports substantially the same as those described in Section 5.1(a), Section 5.1(b), Section 5.1(c) or Section 5.1(d) of the Rite Aid Guaranty, such waivers to be effective solely for the period commencing on January 11, 2000 and ending on July 11, 2000; provided, however, that the Waiver in clause (b) of this paragraph shall terminate on the earlier of
(i) July 11, 2000 or (ii) the date that is 10 days prior to the earliest date on which any holder of Public Debt or any trustee or other representative of any such holder shall have a present right to accelerate the maturity thereof by reason of any such default waived hereunder. This Waiver shall be limited precisely as written, and shall not extend to any Default under any other provision of the Note Agreement during any other period.